NEWS RELEASE
	Contacts:	Steven J. Janusek
Executive Vice President & CFO
sjanusek@reddyice.com
FOR IMMEDIATE RELEASE		800-683-4423

REDDY ICE ANNOUNCES COMPLETION OF

PRIVATE PLACEMENT OF SENIOR DISCOUNT NOTES

OCTOBER 27, 2004 - DALLAS, TEXAS - Reddy Ice Holdings, Inc. today announced the successful completion of the private placement of its 10½% senior discount notes due 2012 pursuant to an exemption from registration under the Securities Act of 1933.  The notes have a stated aggregate principal amount at maturity of $151 million (approximately $100 million gross proceeds). The notes have an initial accreted value of $663.33 per $1,000 principal amount at maturity. The accreted value of each note will increase from the date of issuance until November 1, 2008 at a rate of 10½% per annum such that the accreted value will equal the stated principal amount at maturity on November 1, 2008. Thereafter cash interest will accrue and be payable semi-annually at a rate of 10½% per annum.  Reddy Ice Holdings will use the net proceeds of the offering, together with an approximately $28.6 million dividend from Reddy Ice Group, Inc., to redeem all of Reddy Ice Holdings’ existing series A preferred stock (which is held entirely by its common stockholders) for approximately $99.2 million, to pay accumulated dividends on such stock as of the date of redemption in the amount of approximately $15.1 million, and to pay a dividend of approximately $10.5 million to its common stockholders.  In connection with this transaction, Reddy Ice Group will make a special transaction payment of approximately $1.2 million in the aggregate to certain members of management and certain directors.  In connection with the offering of notes, Reddy Ice Group amended its credit agreement.

        This announcement does not constitute an offer to sell or a solicitation of an offer to buy the notes.  The notes have not been registered under the Securities Act or applicable state securities laws and the notes may not be offered or sold in the United States absent registration or available exemption from such registration requirements.

        This press release contains various forward-looking statements and information that are based on management’s belief as well as assumptions made by and information currently available to management.  Although Reddy Ice Holdings believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Such statements contain certain risks, uncertainty and assumptions.  Should one or more of these risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected.

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